For Immediate Release
Friday, August 15, 2008


Energy Services
Ed Burns
Huntington, West Virginia
(304) 355-2318


     Energy Services Acquisition Corp Announces Approval of Acquisitions of
          C.J. Hughes Construction Company, Inc. and ST Pipeline, Inc.


Huntington, West Virginia. Energy Services Acquisition Corp. (the "Company" or "ESAC") (Amex: ESA) announced today that, at its special meeting of stockholders, stockholders approved ESAC's acquisitions of each of C.J. Hughes Construction Company, Inc. and ST Pipeline, Inc. Holders of approximately 76.2% of ESAC's votes cast, voted in favor of each of the acquisitions. In addition to approving the acquisitions, ESAC stockholders also approved the following related proposals: (i) adoption of an amendment to the ESAC certificate of incorporation, effective upon consummation of the acquisitions, to change ESAC's name to "Energy Services of America Corporation" and (ii) adoption of an amendment to the ESAC certificate of incorporation, effective upon the consummation of the acquisitions, to eliminate Article V of the certificate which provided for special voting requirements relative to ESAC's status as a special purpose acquisition corporation.

A total of approximately 1,622,600 shares issued in ESAC's initial public offering were cast at the annual meeting of stockholders in opposition to the acquisitions and elected to be converted into a pro rata portion of the proceeds from ESAC's initial public offering held in trust, representing less than 20% of the shares issued in the ESAC initial public offering.

The  acquisitions  are  expected to become  effective on August 15, 2008.